Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 &
INCREASES SECOND QUARTER 2015 CASH DIVIDEND

Bensalem, PA — July 14, 2015 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended June 30, 2015 increased over 11% to $355,356,000 compared to $319,295,000 for the same 2014 period. Net income for the three months ended June 30, 2015 was $16,288,000 or $0.23 per basic and per diluted common share, compared to the three months ended June 30, 2014 net income of $13,921,000 or $0.20 per basic and per diluted common share.

Revenues for the six months ended June 30, 2015 increased approximately 13% to $710,602,000 compared to $631,460,000 for the same 2014 period. Net income for the six months ended June 30, 2015 was $31,804,000 or $0.44 per basic and per diluted common share, compared to the six months ended June 30, 2014 net income of $28,560,000 or $0.41 per basic and $0.40 per diluted common share.

Additionally, our Board of Directors declared a quarterly cash dividend of $0.17875 per common share, payable on September 25, 2015 to shareholders of record at the close of business on August 21, 2015. This represents the 49th consecutive quarterly cash dividend payment, as well as the 48th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, July 15, 2015 at 8:30 a.m. Eastern Time to discuss its results for the three and six months ended June 30, 2015. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the "Events & Presentations" section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, July 15th.

The Company also announced that it will participate in several conferences, including the CL King 13th Annual Best Ideas Conference on September 10th at the Omni Berkshire Place in New York City and the 6th Annual Credit Suisse SMID Conference on September 16th at the Waldorf Astoria New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; having several significant clients who each individually contributed at least 3% with one as high as 9% of our total consolidated revenues for the three and six months ended June 30, 2015; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; continued receipt of tax benefits arising from our corporate reorganization and self-funded health insurance program transition; risks associated with the reorganization of our corporate structure; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”.

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl	Matthew J. McKee
Chairman	President and Chief Executive Officer	Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$355,356,000	$319,295,000	$710,602,000	$631,460,000
Operating costs and expenses:
Cost of services provided	304,217,000	275,815,000	608,153,000	543,186,000
Selling, general and administrative	25,124,000	22,240,000	51,887,000	44,286,000
Income from operations	26,015,000	21,240,000	50,562,000	43,988,000
Other income:
Investment and interest	242,000	803,000	749,000	1,184,000
Income before income taxes	26,257,000	22,043,000	51,311,000	45,172,000
Income taxes	9,969,000	8,122,000	19,507,000	16,612,000

Net income	$16,288,000	$13,921,000	$31,804,000	$28,560,000

Basic earnings per common share	$0.23	$0.20	$0.44	$0.41

Diluted earnings per common share	$0.23	$0.20	$0.44	$0.40

Cash dividends per common share	$0.18	$0.17	$0.36	$0.34

Basic weighted average number of common shares outstanding	71,657,000	70,440,000	71,563,000	70,381,000

Diluted weighted average number of common shares outstanding	72,286,000	71,206,000	72,223,000	71,140,000

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$85,900,000	$75,280,000
Marketable securities, at fair value	11,799,000	11,799,000
Accounts and notes receivable, net	205,048,000	198,128,000
Other current assets	49,505,000	49,621,000
Total current assets	352,252,000	334,828,000

Property and equipment, net	12,785,000	12,772,000
Notes receivable - long term	3,463,000	5,179,000
Goodwill	44,438,000	44,438,000
Other intangible assets, net	18,729,000	20,349,000
Deferred compensation funding	24,985,000	24,742,000
Other assets	30,082,000	27,271,000

Total Assets	$486,734,000	$469,579,000

Accrued insurance claims - current	$17,908,000	$17,748,000
Other current liabilities	95,987,000	100,211,000
Total current liabilities	113,895,000	117,959,000

Accrued insurance claims - long term	56,708,000	50,514,000
Deferred compensation liability	25,252,000	25,276,000
Stockholders' equity	290,879,000	275,830,000

Total Liabilities and Stockholders' Equity	$486,734,000	$469,579,000

4